Exhibit 99

CACI Reports Record Second Quarter Results

Revenue Up 7.7 Percent to $419.5 million
Net Income Up 16.4 Percent to $22.3 million

          ARLINGTON, Va., Jan. 25 /PRNewswire-FirstCall/ -- CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced today record results for its second fiscal quarter and first six months ending December 31, 2005.

          Second Quarter Results

          The results described in this release include the adoption of Financial Accounting Standards Board Statement No. 123R, “Share Based Payment” (FAS 123R) and the resulting non-cash charges.  The second quarter and first six months of Fiscal Year 2005 (FY05) have been restated as if FAS 123R was in effect as of July 1, 2004, the beginning of FY05.

          For the second quarter of fiscal year 2006 (FY06) the Company reported revenue of $419.5 million, up $29.8 million, or 7.7 percent, over FY05 second quarter revenue of $389.7 million. Organic growth in the quarter was 6.7 percent.  Operating income during the quarter was $39.2 million, 13.1 percent higher than the $34.7 million reported in the year earlier quarter.  The Company’s operating margin in the quarter was 9.4 percent compared with 8.9 percent in the year earlier quarter.  Net income for the second quarter was $22.3 million, or $0.72 per diluted share, 16.4 percent higher than net income of $19.1 million, or $0.63 per diluted share, for the second quarter of FY05.

          Had the Company not been required to adopt FAS 123R, operating income and net income would have been as follows:

	(unaudited) Quarter ended

(Amounts in thousands, except per share amounts)	12/31/2005	12/31/2004	% Growth

Income from operations, as reported	$39,227	$34,676
Stock option expense	1,620	2,232

Income from operations before stock option expense	$40,847	$36,908	10.7%

Operating margin before stock option expense	9.7%	9.5%

Net income, as reported	$22,270	$19,131
Stock option expense, net of tax	1,018	1,384

Net income before stock option expense	$23,288	$20,515	13.5%

Net profit margin before stock option expense	5.6%	5.3%
Diluted earnings per share before stock option expense	$0.75	$0.67

          As most of the Company’s industry peers adopted FAS 123R effective January 1st, the information presented above provides a better comparison to results of its competitors from a margin perspective.

          Second Quarter Highlights:

*	Increased Intelligence Community revenue by 26 percent during the quarter, which now represents 28 percent of CACI’s base of business

*	Closed the acquisition of National Security Research, Inc., a provider of strategic policy analysis to the highest levels of the federal government

*

Signed a definitive agreement to acquire Information Systems Support, Inc. (ISS), a provider of information technology solutions primarily to the U.S. Government.  ISS’s revenue for calendar year ending December 31, 2005 is projected to be approximately $200 million

*	Reported a cash balance of $137.2 million at December 31, 2005.

          Other Operating Information

          The Company also reported that contract awards in the quarter totaled approximately $208 million.  For the first six months of FY06, contract awards totaled approximately $1,005 million compared with contract awards of $812 million reported for the first six months of FY05.

          Contract funding orders in the quarter were $294 million.  For the first six months of FY06, contract funding orders were $772 million compared with $903 million in the year earlier period.  The lower amount during FY06 is due to many of the Company’s federal government clients operating under a continuing resolution throughout the second fiscal quarter and, as a result, issuing shorter term contract funding orders pending approval of their respective appropriations for FY06.

          CEO’s Commentary

          Commenting on the results, Dr. J. P. London, CACI’s Chairman, President and Chief Executive Officer, said, “CACI delivered record results in the second quarter and the first half of our fiscal year. With the completion of the government’s FY06 appropriations, late in calendar 2005, we are now anticipating a more favorable market environment for the remainder of the government’s fiscal year, through September 30, 2006.

          “In the quarter CACI continued to meet the mission critical needs of its clients particularly in the company’s intelligence sector business which grew 26 percent, and now constitutes 28 percent of CACI’s revenue base.  This growth trend continues in the current quarter with the recent award we received for the Engineering, Technical and Operations Support Services (ETOSS) contract, a major program for intelligence services for the U.S. Army. The selection of CACI assures the Army of proven expertise and uninterrupted support for systems and solutions vital to the Army’s role in the global war on terrorism. Additionally, the pending acquisition of ISS will be an important driver for growth in our intelligence sector support.  Mergers and acquisitions (M&A) is a proven core competency of CACI demonstrated over the past 15 years. As the leading strategic consolidator in our market space, we will continue to pursue transactions that add to our capabilities and accelerate our growth going forward.”

          Dr. London continued, “Our FY06 will be a record year for CACI.  Our first half volume of contract awards, at $1 billion, was up 24 percent over the first half of FY05, and is another record performance for us.  Our merger and acquisition transactions year-to-date will generate over $220 million in acquired annual revenue, which includes the pending close of ISS. Another positive indicator going forward is the robust pipeline of qualified opportunities we are pursuing that continues to exceed $10 billion.  With this pace of business in our market niche, we anticipate exiting FY06 at a revenue run rate of greater than $2 billion annually.  We believe that the federal government services and IT market will remain strong for years to come. Overall, our close alignment with national priorities, and our strong legacy offerings, especially in defense, intelligence, and homeland security firmly positions us to grow and meet our long-term objectives in the years ahead.”

          Six Months FY06 Results

          For the first six months of FY06, revenue increased 8.3 percent to $842.6 million versus $778.3 million of revenue for FY05.  Operating income for the first six months was $72.7 million, 7.0 percent higher than the $68.0 million reported a year earlier. The Company’s operating margin was 8.6 percent for the first six months of FY06 compared with 8.7 percent for the first six months of FY05.  Net income for the first six months was $41.4 million, or $1.34 per diluted share, 10.5 percent higher than net income of $37.5 million, or $1.23 per diluted share, for the first half of FY05.  Operating cash flow for the first six months was $47.1 million compared with $21.1 million in the first six months of FY05.

          Again, had we not been required to record stock option expense under FAS 123R, operating income and net income for the first six months would have been as follows:

	(unaudited) Six months ended

(Amounts in thousands, except per share amounts)	12/31/2005	12/31/2004	Growth %

Income from operations, as reported	$72,715	$67,952
Stock option expense	7,401	4,545

Income from operations before stock option expense	$80,116	$72,497	10.5%

Operating margin before stock option expense	9.5%	9.3%

Net income, as reported	$41,393	$37,471
Stock option expense, net of tax	4,718	2,806

Net income before stock option expense	$46,111	$40,277	14.5%

Net profit margin before stock option expense	5.5%	5.2%
Diluted earnings per share before stock option expense	$1.49	$1.33

          Acquisition of Information Systems Support, Inc.

          The Company anticipates that the acquisition of ISS will be effective February 1, 2006.  The transaction will be funded through a combination of cash and borrowings under CACI’s existing revolving credit facility.

          CACI Guidance

          During the quarter, the abnormal delay and the unpredictability of when the FY06 DoD appropriations would be signed into law resulted in a constrained spending environment and uncertainty on the part of the Company’s defense customers concerning the full-funding of their programs for FY06.  These factors have resulted in lower contract funding orders in the quarter, delays in forecasted contract awards, and the slower initiation of new work during the government’s fiscal year.  As such, the Company’s guidance in the second half of its fiscal year reflects lower revenue and income from on-going business.  The guidance further reflects a higher percentage of the Company’s revenue in the second half now expected to be coming from subcontractors and other material costs, which yields lower margins.  The guidance update also includes the anticipated acquisition of ISS.  Projected revenue for the remaining quarters and all of FY06, and projected earnings per share shown with and without stock option expense, are as follows:

(In millions except for earnings per share)	3rd Quarter	4th Quarter	Total Year

Revenue	$465 - $475	$502 - $517	$1,810 - $1,835
Diluted earnings per share, exclusive of effect of stock option expense	$0.73 - $0.76	$0.75 - $0.82	$2.97 - $3.07
Stock option expense	$(0.04)	$(0.04)	$(0.24)
Diluted earnings per share, inclusive of effect of stock option expense	$0.69 - $0.72	$0.71 - $0.78	$2.73 - $2.83
Diluted weighted average shares	31.0	31.1	31.0

          The total stock compensation expense, which includes both the expense of stock options as shown above and the expense of restricted stock units granted by the Company, is a non-cash expense that has no effect on the Company’s total cash flow.

          This guidance represents our views as of January 25, 2006.  Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

          Conference Call Information

          The company has scheduled a conference call for 8:30 AM Eastern time Thursday, January 26th, during which management will be making a brief presentation focusing on second quarter results, operating trends and its expectations. A question-and-answer session will follow to allow further discussion of the results and the company’s future expectations. Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s Internet site at http://www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern time Thursday, January 26th, and can be accessed through CACI’s homepage (http://www.caci.com) by clicking on the CACI Investor Info button.

          About CACI

          CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 1000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,300 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

          There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business;  the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); our ability to complete and successfully integrate acquisitions appropriate to achievement of our strategic plans; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; changes that could result from accounting adjustments; and other risks described in the company’s Securities and Exchange Commission filings.

(Financial tables follow)

Summary Financial Tables

CACI International Inc
Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended		Six Months Ended

	12/31/05	12/31/04 (As restated)	12/31/05	12/31/04 (As restated)

Revenue	$419,530	$389,685	$842,636	$778,338
Costs and expenses:
Direct costs	270,740	241,006	541,617	481,455
Indirect costs and selling expenses	101,621	106,304	212,827	212,934
Depreciation and amortization	7,942	7,699	15,477	15,997

Total costs and expenses	380,303	355,009	769,921	710,386
Operating income	39,227	34,676	72,715	67,952
Interest expense, net	3,777	3,820	7,390	7,293

Income before income taxes	35,450	30,856	65,325	60,659
Income taxes	13,180	11,725	23,932	23,188

Net income	$22,270	$19,131	$41,393	$37,471

Basic earnings per share	$0.74	$0.65	$1.38	$1.27
Diluted earnings per share	$0.72	$0.63	$1.34	$1.23
Weighted average shares used in per share computations:
Basic	30,130	29,660	30,102	29,415
Diluted	30,985	30,574	30,999	30,345

Statement of Operations Margin Data

	(Unaudited) Quarter Ended		(Unaudited) Six Months Ended

	12/31/05	12/31/04	12/31/05	12/31/04

		(As restated)		(As restated)
Gross profit margin	35.5%	38.2%	35.7%	38.1%
Operating profit margin	9.4%	8.9%	8.6%	8.7%
Net profit margin	5.3%	4.9%	4.9%	4.8%

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	12/31/2005	6/30/2005

		(as restated)
ASSETS:
Current assets
Cash and cash equivalents
Accounts receivable, net	$137,158	$132,965
Billed	311,105	311,046
Unbilled	26,075	27,009

Total accounts receivable, net	337,180	338,055
Other current assets	20,042	21,910

Total current assets	494,380	492,930
Property and equipment, net	25,985	24,261
Goodwill & intangible assets, net	657,788	636,606
Other	58,295	52,842

Total assets	$1,236,448	$1,206,639

LIABILITIES & SHAREHOLDERS’ EQUITY:
Current liabilities
Notes payable	$3,541	$3,641
Accounts payable	37,797	36,900
Accrued compensation & benefits	82,787	91,663
Other current liabilities	58,003	76,540

Total current liabilities	182,128	208,744
Notes payable, long-term	341,089	342,861
Supplemental retirement savings plan obligations	29,772	25,059
Other long-term liabilities	10,136	8,941
Shareholders’ equity	673,323	621,034

Total liabilities & shareholders’ equity	$1,236,448	$1,206,639

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Six Months Ended

	12/31/2005	12/31/2004

		(as restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41,393	$37,471
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	15,477	15,996
Amortization of deferred financing costs	710	672
Stock-based compensation expense	9,683	6,010
Deferred income tax expense (benefit)	379	(749)
Changes in operating assets and liabilities
Accounts receivable, net	5,231	(5,731)
Other current assets	(1,153)	(491)
Accounts payable and accrued expenses	(9,204)	(14,713)
Accrued compensation & benefits	(10,131)	(4,701)
Income taxes payable	(9,564)	(16,964)
Other current liabilities	4,278	4,341

Net cash provided by operating activities	47,099	21,141
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,569)	(4,055)
Purchases of businesses, net of cash acquired	(36,879)	(7,349)
Net redemptions of marketable securities	—	515
Other assets	(2,119)	289

Net cash used in investing activities	(45,567)	(10,600)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(1,870)	(43,950)
Proceeds from employee stock transactions	4,506	3,568
Proceeds from exercise of stock options	3,860	13,949
Repurchase of common stock	(4,651)	(3,704)
Other	1,243	9,464

Net cash provided by (used in) financing activities	3,088	(20,673)
Effect of exchange rates on cash and equivalents	(427)	915

Net increase (decrease) in cash and equivalents	4,193	(9,218)
Cash and equivalents, beginning of period	132,965	63,029

Cash and equivalents, end of period	$137,158	$53,811

Revenue by Customer Type
(Unaudited)

	Quarter Ended

(dollars in thousands)	12/31/2005		12/31/2004		$ Change	% Change

Department of Defense	$307,328	73.2%	$284,625	73.0%	$22,703	8.0%
Federal Civilian Agencies	88,010	21.0%	81,883	21.0%	6,127	7.5%
Commercial	18,380	4.4%	16,359	4.2%	2,021	12.4%
State and Local Government	5,812	1.4%	6,818	1.8%	(1,006)	-14.8%

Total	$419,530	100.0%	$389,685	100.0%	$29,845	7.7%

	Six Months Ended

(dollars in thousands)	12/31/2005		12/31/2004		$ Change	% Change

Department of Defense	$614,536	72.9%	$562,401	72.3%	$52,135	9.3%
Federal Civilian Agencies	181,070	21.5%	172,200	22.1%	8,870	5.2%
Commercial	34,889	4.2%	32,322	4.2%	2,567	7.9%
State and Local Government	12,141	1.4%	11,415	1.4%	726	6.4%

Total	$842,636	100.0%	$778,338	100.0%	$64,298	8.3%

For investor information contact:	For other information contact:
David Dragics, Vice President,	Jody Brown, Executive Vice President,
Investor Relations	Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com

SOURCE  CACI International Inc
          -0-                                                            01/25/2006
          /CONTACT:  Investor information: David Dragics, Vice President, Investor Relations, +1-703-841-7835, ddragics@caci.com, or for other information: Jody Brown, Executive Vice President, Public Relations, +1-703-841-7801, jbrown@caci.com, both of CACI International Inc/
          /Web site:  http://www.caci.com /